December 30, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Clarion CMBS Value Fund, Inc. (the "Fund") (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report dated December 30, 2003. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,




/s/ PricewaterhouseCoopers LLP